Exhibit 99.1

CVR Energy Reports First Quarter 2023 Results
and Announces a Cash Dividend of 50 cents

SUGAR LAND, Texas (May 1, 2023) – CVR Energy, Inc. (“CVR Energy” or the “Company”) (NYSE: CVI) today announced net income of $195 million, or $1.94 per diluted share, on net sales of $2.3 billion for the first quarter of 2023, compared to net income of $94 million, or 93 cents per diluted share, on net sales of $2.4 billion for the first quarter of 2022. Adjusted earnings for the first quarter of 2023 was $1.44 per diluted share compared to adjusted earnings of 2 cents per diluted share in the first quarter of 2022, primarily driven by improved crack spreads. First quarter 2023 EBITDA was $401 million, compared to first quarter 2022 EBITDA of $278 million. Adjusted EBITDA for the first quarter of 2023 was $334 million, up from $155 million in the first quarter of 2022.

“CVR Energy reported solid results for the first quarter 2023 including the impacts of scheduled downtime related to the Coffeyville refinery’s coker turnaround,” said Dave Lamp, CVR Energy’s Chief Executive Officer. “The Petroleum Segment’s results were driven by continued strong diesel cracks and improved gasoline cracks. The Wynnewood Renewable Diesel Unit processed approximately 23 million gallons of bean oil during the quarter. In addition, the Company continued progress on Wynnewood’s Pre-Treatment Unit, currently expected to be in service in the third quarter 2023. CVR Energy also announced a 2023 first quarter cash dividend of 50 cents per share.

“CVR Partners achieved strong results for the first quarter 2023 driven by record production offset somewhat by lower fertilizer pricing during the quarter,” Lamp said. “CVR Partners declared a 2023 first quarter cash distribution of $10.43 per common unit.”

Petroleum

The Petroleum Segment reported first quarter 2023 operating income of $237 million on net sales of $2.0 billion, compared to operating income of $130 million on net sales of $2.2 billion in the first quarter of 2022.

Refining margin per total throughput barrel was $23.24 in the first quarter of 2023, compared to $16.75 during the same period in 2022. The increase in refining margin of $114 million was primarily due to an increase in product crack spreads. The Group 3 2-1-1 crack spread increased by $11.96 per barrel relative to the first quarter of 2022, driven by tight inventory levels and supply concerns due to the ongoing Russia-Ukraine conflict.

The Petroleum Segment recognized costs to comply with the Renewable Fuel Standard (“RFS”) of $95 million, or $5.36 per throughput barrel, which excludes the RINs’ revaluation benefit impact of $56 million, or $3.17 per total throughput barrel, for the first quarter of 2023. This is compared to RFS compliance costs of $88 million, or $4.93 per throughput barrel, which excludes the RINs’ revaluation expense impact of $19 million, or $1.08 per total throughput barrel, for the first quarter of 2022. The increase in RFS compliance costs in 2023 was primarily related to a higher renewable volume obligation (“RVO”) for the first quarter of 2023 compared to the 2022 period. The favorable RINs’ revaluation in 2023 was a result of a mark-to-market benefit in the current quarter due to a decline in RIN prices and a lower outstanding obligation in the current period compared to the 2022 period.

The Petroleum Segment also recognized a first quarter 2023 derivative net gain of $39 million, or $2.20 per total throughput barrel, compared to a derivative net gain of $8 million, or 47 cents per total throughput barrel, for the first quarter of 2022. Included in this derivative net gain for the first quarter of 2023 was a $31 million unrealized gain primarily a result of inventory hedging activity, Canadian crude oil forwards and sales, and crack spread swaps, compared to a $5 million unrealized gain for the first quarter of 2022. Offsetting these impacts, crude oil prices decreased during the quarter, which led to an unfavorable inventory valuation impact of $12 million, or 67 cents per total throughput barrel, compared to a favorable inventory valuation impact of $133 million, or $7.51 per total throughput barrel, during the first quarter of 2022.

First quarter 2023 combined total throughput was approximately 196,000 bpd, compared to approximately 197,000 bpd of combined total throughput for the first quarter of 2022.

Nitrogen Fertilizer

The Nitrogen Fertilizer Segment reported an operating income of $109 million on net sales of $226 million for the first quarter of 2023, compared to operating income of $104 million on net sales of $223 million for the first quarter of 2022.

First quarter 2023 average realized gate prices for urea ammonia nitrate (“UAN”) showed a reduction over the prior year, down 8 percent to $457 per ton, and ammonia was down 16 percent over the prior year to $888 per ton. Average realized gate prices for UAN and ammonia were $496 and $1,055 per ton, respectively, for the first quarter of 2022.

CVR Partners, LP’s (“CVR Partners”) fertilizer facilities produced a combined 224,000 tons of ammonia during the first quarter of 2023, of which 62,000 net tons were available for sale while the rest was upgraded to other fertilizer products, including 366,000 tons of UAN. During the first quarter 2022, the fertilizer facilities produced 187,000 tons of ammonia, of which 52,000 net tons were available for sale while the remainder was upgraded to other fertilizer products, including 317,000 tons of UAN. These increases were due to operating reliability after completing the planned turnarounds during the third quarter of 2022.

In January 2023, CVR Partners and one of its subsidiaries entered into a series of agreements to allow CVR Partners to monetize certain tax credits available to joint ventures under Section 45Q of the Internal Revenue Code of 1986, as amended, expected to be generated from January 6, 2023, until March 31, 2030 (the “45Q Transaction”). In connection with these agreements, CVR Partners received an initial distribution, net of expenses, of approximately $18.1 million and could receive up to an additional $60 million in payments through March 31, 2030, if certain carbon oxide capture and sequestration milestones are met, subject to the terms of the applicable agreements. Among other items, the 45Q Transaction resulted in the creation of CVR-CapturePoint Parent LLC, a joint venture in which CVR Partners indirectly holds a 50 percent interest.

Corporate and Other

The Company reported an income tax expense of $56 million, or 17.8 percent of income before income taxes, for the three months ended March 31, 2023, as compared to an income tax expense of $34 million, or 18.0 percent of income before income taxes, for the three months ended March 31, 2022. The increase in income tax expense was due primarily to an increase in pretax earnings.

The renewable diesel unit at the Wynnewood refinery continued to increase production, with total vegetable oil throughputs for the first quarter of 2023 of approximately 22.4 million gallons, up from 12.8 million gallons in the fourth quarter of 2022.

Cash, Debt and Dividend

Consolidated cash and cash equivalents were $601 million at March 31, 2023, an increase of $91 million from December 31, 2022. Consolidated total debt and finance lease obligations were $1.6 billion at March 31, 2023, including $547 million held by the Nitrogen Fertilizer Segment.

CVR Energy announced a first quarter 2023 cash dividend of 50 cents per share. The dividend, as declared by CVR Energy’s Board of Directors, will be paid on May 22, 2023, to stockholders of record as of May 15, 2023.

Today, CVR Partners announced that the Board of Directors of its general partner declared a first quarter 2023 cash distribution of $10.43 per common unit, which will be paid on May 22, 2023, to common unitholders of record as of May 15, 2023.

First Quarter 2023 Earnings Conference Call

CVR Energy previously announced that it will host its first quarter 2023 Earnings Conference Call on Tuesday, May 2, at 1 p.m. Eastern. The Earnings Conference Call may also include discussion of Company developments, forward-looking information and other material information about business and financial matters.

The first quarter 2023 Earnings Conference Call will be webcast live and can be accessed on the Investor Relations section of CVR Energy’s website at www.CVREnergy.com. For investors or analysts who want to participate during the call, the dial-in number is (877) 407-8291. The webcast will be archived and available for 14 days at https://edge.media-server.com/mmc/p/iack3rjy. A repeat of the call also can be accessed for 14 days by dialing (877) 660-6853, conference ID 13737894.

Forward-Looking Statements
This news release may contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Statements concerning current estimates, expectations and projections about future results, performance, prospects, opportunities, plans, actions and events and other statements, concerns, or matters that are not historical facts are “forward-looking statements,” as that term is defined under the federal securities laws. These forward-looking statements include, but are not limited to, statements regarding future: impact of scheduled downtime on results; diesel and gasoline cracks, including the continued strength or improvement thereof; progress on Wynnewood’s Pre-Treatment Unit; crude oil and RIN pricing; crack spreads; operating income; net sales; refining margin; EBITDA and Adjusted EBITDA; refined product demand; inventory levels, including the tightness thereof and factors impacting same; throughput rates, including factors impacting same; impacts of plant outages and weather events on throughput volume; renewables initiatives; conversion of hydrocrackers at Coffeyville and/or feed pre-treaters, including the completion, operation, capacities, timing, costs, optionality and benefits thereof; margins, spreads and economics relating to renewables; carbon capture and decarbonization initiatives; utilization rates; global fertilizer industry conditions; crop and planting conditions; cost to comply with the Renewable Fuel Standard, RIN prices and valuation of our net RVO; derivative activities and gains or losses associated therewith; UAN, ammonia and fertilizer production, demand, pricing and sales volumes, including the factors impacting same; rates at which ammonia will be upgraded to other fertilizer products; operational reliability, including the factors impacting same; Section 45Q credits and future payments arising under the 45Q Transaction (if any), including the amount, timing and receipt thereof; tax rates and expense; dividends and distributions, including the timing, payment and amount (if any) thereof; total throughput, direct operating expenses, capital expenditures, depreciation and amortization and turnaround expense; continued safe and reliable operations; the expected timing and completion of turnaround projects; natural gas and global energy costs; exports; consideration of a potential spin-off of Company’s interests in its nitrogen fertilizer business; and other matters. You can generally identify forward-looking statements by our use of forward-looking terminology such as “outlook,” “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “explore,” “evaluate,” “intend,” “may,” “might,” “plan,” “potential,” “predict,” “seek,” “should,” or “will,” or the negative thereof or other variations thereon or comparable terminology. These forward-looking statements are only predictions and involve known and unknown risks and uncertainties, many of which are beyond our control. Investors are cautioned that various factors may affect these forward-looking statements, including the rate of any economic improvement, demand for fossil fuels, price volatility of crude oil, other feedstocks and refined products (among others); the ability of the Company to pay cash dividends and CVR Partners to make cash distributions; potential operating hazards; costs of compliance with existing, or compliance with new, laws and regulations and potential liabilities arising therefrom; impacts of planting season on CVR Partners; the health and economic effects of the COVID-19 pandemic and any variant thereof; general economic and business conditions; political disturbances, geopolitical instability and tensions, and associated changes in global trade policies and economic sanctions, including, but not limited to, in connection with Russia’s invasion of Ukraine in February 2022; and other risks. For additional discussion of risk factors which may affect our results, please see the risk factors and other disclosures included in our most recent Annual Report on Form 10-K, any subsequently filed Quarterly Reports on Form 10-Q and our other Securities and Exchange Commission (“SEC”) filings. These and other risks may cause our actual results, performance or achievements to differ materially from any future results, performance or achievements expressed or implied by these forward-looking statements. Given these risks and uncertainties, you are cautioned not to place undue reliance on such forward-looking statements. The forward-looking statements included in this news release are made only as of the date hereof. CVR Energy disclaims any intention or obligation to update publicly or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except to the extent required by law.

About CVR Energy, Inc.
Headquartered in Sugar Land, Texas, CVR Energy is a diversified holding company primarily engaged in the renewables, petroleum refining and marketing business as well as in the nitrogen fertilizer manufacturing business through its interest in CVR Partners. CVR Energy subsidiaries serve as the general partner and own 37 percent of the common units of CVR Partners.

Investors and others should note that CVR Energy may announce material information using SEC filings, press releases, public conference calls, webcasts and the Investor Relations page of its website. CVR Energy may use these channels to distribute material information about the Company and to communicate important information about the Company, corporate initiatives and other matters. Information that CVR Energy posts on its website could be deemed material; therefore, CVR Energy encourages investors, the media, its customers, business partners and others interested in the Company to review the information posted on its website.

For further information, please contact:

Investor Relations
Richard Roberts
CVR Energy, Inc.
(281) 207-3205
InvestorRelations@CVREnergy.com

Media Relations
Brandee Stephens
CVR Energy, Inc.
(281) 207-3516
MediaRelations@CVREnergy.com

Non-GAAP Measures

Our management uses certain non-GAAP performance measures, and reconciliations to those measures, to evaluate current and past performance and prospects for the future to supplement our financial information presented in accordance with accounting principles generally accepted in the United States (“GAAP”). These non-GAAP financial measures are important factors in assessing our operating results and profitability and include the performance and liquidity measures defined below.

The following are non-GAAP measures we present for the period ended March 31, 2023:

EBITDA - Consolidated net income (loss) before (i) interest expense, net, (ii) income tax expense (benefit) and (iii) depreciation and amortization expense.

Petroleum EBITDA and Nitrogen Fertilizer EBITDA - Segment net income (loss) before segment (i) interest expense, net, (ii) income tax expense (benefit), and (iii) depreciation and amortization.

Refining Margin - The difference between our Petroleum Segment net sales and cost of materials and other.

Refining Margin, adjusted for Inventory Valuation Impacts - Refining Margin adjusted to exclude the impact of current period market price and volume fluctuations on crude oil and refined product inventories purchased in prior periods and lower of cost or net realizable value adjustments, if applicable. We record our commodity inventories on the first-in-first-out basis. As a result, significant current period fluctuations in market prices and the volumes we hold in inventory can have favorable or unfavorable impacts on our refining margins as compared to similar metrics used by other publicly-traded companies in the refining industry.

Refining Margin and Refining Margin adjusted for Inventory Valuation Impacts, per Throughput Barrel - Refining Margin and Refining Margin adjusted for Inventory Valuation Impacts divided by the total throughput barrels during the period, which is calculated as total throughput barrels per day times the number of days in the period.

Direct Operating Expenses per Throughput Barrel - Direct operating expenses for our Petroleum Segment divided by total throughput barrels for the period, which is calculated as total throughput barrels per day times the number of days in the period.

Adjusted EBITDA, Adjusted Petroleum EBITDA and Adjusted Nitrogen Fertilizer EBITDA - EBITDA, Petroleum EBITDA and Nitrogen Fertilizer EBITDA adjusted for certain significant non-cash items and items that management believes are not attributable to or indicative of our on-going operations or that may obscure our underlying results and trends.

Adjusted Earnings (Loss) per Share - Earnings (loss) per share adjusted for certain significant non-cash items and items that management believes are not attributable to or indicative of our on-going operations or that may obscure our underlying results and trends.

Free Cash Flow - Net cash provided by (used in) operating activities less capital expenditures and capitalized turnaround expenditures.

Net Debt and Finance Lease Obligations - Net debt and finance lease obligations is total debt and finance lease obligations reduced for cash and cash equivalents.

Total Debt and Net Debt and Finance Lease Obligations to EBITDA Exclusive of Nitrogen Fertilizer - Total debt and net debt and finance lease obligations is calculated as the consolidated debt and net debt and finance lease obligations less the Nitrogen Fertilizer Segment’s debt and net debt and finance lease obligations as of the most recent period ended divided by EBITDA exclusive of the Nitrogen Fertilizer Segment for the most recent twelve-month period.

We present these measures because we believe they may help investors, analysts, lenders and ratings agencies analyze our results of operations and liquidity in conjunction with our U.S. GAAP results, including but not limited to our operating performance as compared to other publicly-traded companies in the refining and fertilizer industries, without regard to historical cost basis or financing methods and our ability to incur and service debt and fund capital expenditures. Non-GAAP measures have important limitations as analytical tools, because they exclude some, but not all, items that affect net earnings and operating income. These measures should not be considered substitutes for their most directly comparable U.S. GAAP financial measures. See “Non-GAAP Reconciliations” included herein for reconciliation of these amounts. Due to rounding, numbers presented within this section may not add or equal to numbers or totals presented elsewhere within this document.

CVR Energy, Inc.
(all information in this release is unaudited)

Consolidated Statement of Operations Data

	Three Months Ended March 31,
(in millions, except per share data)	2023	2022
Net sales	$2,286	$2,373
Operating costs and expenses:
Cost of materials and other	1,680	1,887
Direct operating expenses (exclusive of depreciation and amortization)	169	160
Depreciation and amortization	66	65
Cost of sales	1,915	2,112
Selling, general and administrative expenses (exclusive of depreciation and amortization)	39	39
Depreciation and amortization	2	2
Operating income	330	220
Other (expense) income:
Interest expense, net	(18)	(24)
Other income (expense), net	3	(9)
Income before income tax expense	315	187
Income tax expense	56	34
Net income	259	153
Less: Net income attributable to noncontrolling interest	64	59
Net income attributable to CVR Energy stockholders	$195	$94

Basic and diluted earnings per share	$1.94	$0.93
Dividends declared per share	$0.50	$—

Adjusted earnings per share	$1.44	$0.02
EBITDA*	$401	$278
Adjusted EBITDA *	$334	$155

Weighted-average common shares outstanding - basic and diluted	100.5	100.5

*See “Non-GAAP Reconciliations” section below.

Selected Balance Sheet Data

(in millions)	March 31, 2023	December 31, 2022
Cash and cash equivalents	$601	$510
Working capital	290	154
Total assets	4,208	4,119
Total debt and finance lease obligations, including current portion	1,590	1,591
Total liabilities	3,279	3,328
Total CVR stockholders’ equity	675	531

Selected Cash Flow Data

	Three Months Ended March 31,
(in millions)	2023	2022
Net cash provided by:
Operating activities	$247	$322
Investing activities	(34)	(41)
Financing activities	(122)	(115)
Net increase in cash and cash equivalents and restricted cash	$91	$166

Free cash flow*	$213	$281

* See “Non-GAAP Reconciliations” section below.

Selected Segment Data

	Three Months Ended March 31, 2023
(in millions)	Petroleum	Nitrogen Fertilizer	Consolidated
Net sales	$1,993	$226	$2,286
Operating income	237	109	330
Net income	259	102	259
EBITDA*	285	124	401

Capital expenditures (1)
Maintenance capital expenditures	$36	$4	$41
Growth capital expenditures	6	—	18
Total capital expenditures	$42	$4	$59

	Three Months Ended March 31, 2022
(in millions)	Petroleum	Nitrogen Fertilizer	Consolidated
Net sales	$2,154	$223	$2,373
Operating income	130	104	220
Net income	126	94	153
EBITDA*	167	123	278

Capital expenditures (1)
Maintenance capital expenditures	$18	$5	$23
Growth capital expenditures	1	—	27
Total capital expenditures	$19	$5	$50

* See “Non-GAAP Reconciliations” section below.
(1)Capital expenditures are shown exclusive of capitalized turnaround expenditures and business combinations.

Selected Balance Sheet Data

	March 31, 2023			December 31, 2022
(in millions)	Petroleum	Nitrogen Fertilizer	Consolidated	Petroleum	Nitrogen Fertilizer	Consolidated
Cash and cash equivalents (1)	$320	$121	$601	$235	$86	$510
Total assets	4,114	1,116	4,208	4,354	1,100	4,119
Total debt and finance lease obligations, including current portion (2)	47	547	1,590	48	547	1,591

(1)Corporate cash and cash equivalents consisted of $160 million and $189 million at March 31, 2023 and December 31, 2022, respectively.
(2)Corporate total debt and finance lease obligations, including current portion consisted of $996 million and $996 million at March 31, 2023 and December 31, 2022, respectively.

Petroleum Segment

Key Operating Metrics per Total Throughput Barrel

	Three Months Ended March 31,
(in millions)	2023	2022
Refining margin *	$23.24	$16.75
Refining margin adjusted for inventory valuation impacts *	23.91	9.24
Direct operating expenses *	5.90	5.57

*See “Non-GAAP Reconciliations” section below.

Throughput Data by Refinery

	Three Months Ended March 31,
(in bpd)	2023	2022
Coffeyville
Regional crude	45,353	39,766
WTI	37,664	47,815
Midland WTI	—	2,602
Condensate	9,174	11,352
Heavy Canadian	4,121	6,761
DJ Basin	13,813	18,035
Other feedstocks and blendstocks	13,235	11,344
Wynnewood
Regional crude	49,822	43,403
WTL	3,957	344
Midland WTI	—	1,634
WTS	—	578
Condensate	15,930	10,285
Other feedstocks and blendstocks	3,425	3,425
Total throughput	196,494	197,344

Production Data by Refinery

	Three Months Ended March 31,
(in bpd)	2023	2022
Coffeyville
Gasoline	64,489	75,050
Distillate	50,160	54,665
Other liquid products	5,112	4,988
Solids	3,345	4,359
Wynnewood
Gasoline	39,987	29,366
Distillate	25,254	22,518
Other liquid products	6,282	5,134
Solids	10	20
Total production	194,639	196,100

Light product yield (as % of crude throughput) (1)	100.0%	99.5%
Liquid volume yield (as % of total throughput) (2)	97.3%	97.2%
Distillate yield (as % of crude throughput) (3)	41.9%	42.3%

(1)Total Gasoline and Distillate divided by total Regional crude, WTI, WTL, Midland WTI, WTS, Condensate, Heavy Canadian, and DJ Basin throughput.
(2)Total Gasoline, Distillate, and Other liquid products divided by total throughput.
(3)Total Distillate divided by total Regional crude, WTI, WTL, Midland WTI, WTS, Condensate, Heavy Canadian, and DJ Basin throughput.

Key Market Indicators

	Three Months Ended March 31,
	2023	2022
West Texas Intermediate (WTI) NYMEX	$76.02	$95.01
Crude Oil Differentials to WTI:
Brent	6.11	2.89
WCS (heavy sour)	(19.71)	(12.78)
Condensate	0.13	0.10
Midland Cushing	1.51	1.43
NYMEX Crack Spreads:
Gasoline	29.80	23.46
Heating Oil	46.93	33.88
NYMEX 2-1-1 Crack Spread	38.37	28.67
PADD II Group 3 Product Basis:
Gasoline	(3.77)	(7.16)
Ultra-Low Sulfur Diesel	(4.64)	(5.78)
PADD II Group 3 Product Crack Spread:
Gasoline	26.03	16.30
Ultra-Low Sulfur Diesel	42.29	28.10
PADD II Group 3 2-1-1	34.16	22.20

Nitrogen Fertilizer Segment:

Ammonia Utilization Rates (1)

	Three Months Ended March 31,
(percent of capacity utilization)	2023	2022
Consolidated	105%	88%

(1)Reflects our ammonia utilization rates on a consolidated basis. Utilization is an important measure used by management to assess operational output at each of CVR Partners’ facilities. Utilization is calculated as actual tons produced divided by capacity. We present our utilization for the three months ended March 31, 2023 and 2022 and take into account the impact of our current turnaround cycles on any specific period. Additionally, we present utilization solely on ammonia production rather than each nitrogen product as it provides a comparative baseline against industry peers and eliminates the disparity of plant configurations for upgrade of ammonia into other nitrogen products. With our efforts being primarily focused on ammonia upgrade capabilities, this measure provides a meaningful view of how well we operate.

Sales and Production Data

	Three Months Ended March 31,
	2023	2022
Consolidated sales (thousand tons):
Ammonia	42	40
UAN	359	322

Consolidated product pricing at gate (dollars per ton):(1)
Ammonia	$888	$1,055
UAN	457	496

Consolidated production volume (thousand tons):
Ammonia (gross produced) (2)	224	187
Ammonia (net available for sale) (2)	62	52
UAN	366	317

Feedstock:
Petroleum coke used in production (thousand tons)	131	108
Petroleum coke used in production (dollars per ton)	$77.24	$56.46
Natural gas used in production (thousands of MMBtu) (3)	2,102	1,761
Natural gas used in production (dollars per MMBtu) (3)	$5.76	$5.54
Natural gas in cost of materials and other (thousands of MMBtus) (3)	1,315	1,528
Natural gas in cost of materials and other (dollars per MMBtu) (3)	$7.79	$5.62

(1)Product pricing at gate represents sales less freight revenue divided by product sales volume in tons and is shown in order to provide a pricing measure that is comparable across the fertilizer industry.
(2)Gross tons produced for ammonia represent total ammonia produced, including ammonia produced that was upgraded into other fertilizer products. Net tons available for sale represent ammonia available for sale that was not upgraded into other fertilizer products.
(3)The feedstock natural gas shown above does not include natural gas used for fuel. The cost of fuel natural gas is included in direct operating expense.

Key Market Indicators

	Three Months Ended March 31,
	2023	2022
Ammonia — Southern Plains (dollars per ton)	$739	$1,277
Ammonia — Corn belt (dollars per ton)	894	1,376
UAN — Corn belt (dollars per ton)	373	615

Natural gas NYMEX (dollars per MMBtu)	$2.76	$4.59

Q2 2023 Outlook

The table below summarizes our outlook for certain operational statistics and financial information for the second quarter of 2023. See “Forward-Looking Statements” above.

	Q2 2023
	Low	High
Petroleum
Total throughput (bpd)	195,000	210,000
Direct operating expenses (in millions) (1)	$90	$100

Renewables (2)
Total throughput (in millions of gallons)	15	22
Direct operating expenses (in millions) (1)	$6	$8

Nitrogen Fertilizer
Ammonia utilization rates
Consolidated	95%	100%
Coffeyville Fertilizer Facility	95%	100%
East Dubuque Fertilizer Facility	95%	100%
Direct operating expenses (in millions) (1)	$50	$55

Capital Expenditures (in millions) (3)
Petroleum	$35	$45
Renewables (2)	20	30
Nitrogen Fertilizer	7	12
Other	1	5
Total capital expenditures	$63	$92

(1)Direct operating expenses are shown exclusive of depreciation and amortization and, for the Nitrogen Fertilizer Segment, turnaround expenses and inventory valuation impacts.
(2)Renewables reflects spending on the Wynnewood renewable diesel unit project. As of March 31, 2023, Renewables does not meet the definition of a reportable segment as defined under Accounting Standards Codification 280.
(3)Capital expenditures is disclosed on an accrual basis.

Non-GAAP Reconciliations:

Reconciliation of Net Income to EBITDA and Adjusted EBITDA

	Three Months Ended March 31,
(in millions)	2023	2022
Net income	$259	$153
Interest expense, net	18	24
Income tax expense	56	34
Depreciation and amortization	68	67
EBITDA	$401	$278
Adjustments:
Revaluation of RFS liability	(56)	19
Unrealized gain on derivatives, net	(31)	(6)
Inventory valuation impacts, unfavorable (favorable)	20	(136)
Adjusted EBITDA	$334	$155

Reconciliation of Basic and Diluted Earnings per Share to Adjusted Earnings per Share

	Three Months Ended March 31,
	2023	2022
Basic and diluted earnings per share	$1.94	$0.93
Adjustments: (1)
Revaluation of RFS liability	(0.42)	0.14
Unrealized gain on derivatives, net	(0.23)	(0.05)
Inventory valuation impacts, unfavorable (favorable)	0.15	(1.00)
Adjusted earnings per share	$1.44	$0.02

(1)Amounts are shown after-tax, using the Company’s marginal tax rate, and are presented on a per share basis using the weighted average shares outstanding for each period.

Reconciliation of Net Cash Provided By Operating Activities to Free Cash Flow

	Three Months Ended March 31,
(in millions)	2023	2022
Net cash provided by operating activities	$247	$322
Less:
Capital expenditures	(45)	(26)
Capitalized turnaround expenditures	(8)	(15)
Return on equity method investment	19	—
Free cash flow	$213	$281

Reconciliation of Petroleum Segment Net Income to EBITDA and Adjusted EBITDA

	Three Months Ended March 31,
(in millions)	2023	2022
Petroleum net income	$259	$126
Interest income, net	(20)	(5)
Depreciation and amortization	46	46
Petroleum EBITDA	285	167
Adjustments:
Revaluation of RFS liability	(56)	19
Unrealized gain on derivatives, net	(31)	(5)
Inventory valuation impacts, unfavorable (favorable) (1)	12	(133)
Petroleum Adjusted EBITDA	$210	$48

Reconciliation of Petroleum Segment Gross Profit to Refining Margin and Refining Margin Adjusted for Inventory Valuation Impacts

	Three Months Ended March 31,
(in millions)	2023	2022
Net sales	$1,993	$2,154
Less:
Cost of materials and other	(1,582)	(1,857)
Direct operating expenses (exclusive of depreciation and amortization)	(104)	(99)
Depreciation and amortization	(46)	(46)
Gross profit	261	152
Add:
Direct operating expenses (exclusive of depreciation and amortization)	104	99
Depreciation and amortization	46	46
Refining margin	411	297
Inventory valuation impacts, unfavorable (favorable) (1)	12	(133)
Refining margin adjusted for inventory valuation impacts	$423	$164

(1)The Petroleum Segment’s basis for determining inventory value under GAAP is First-In, First-Out (“FIFO”). Changes in crude oil prices can cause fluctuations in the inventory valuation of crude oil, work in process and finished goods, thereby resulting in a favorable inventory valuation impact when crude oil prices increase and an unfavorable inventory valuation impact when crude oil prices decrease. The inventory valuation impact is calculated based upon inventory values at the beginning of the accounting period and at the end of the accounting period. In order to derive the inventory valuation impact per total throughput barrel, we utilize the total dollar figures for the inventory valuation impact and divide by the number of total throughput barrels for the period.

Reconciliation of Petroleum Segment Total Throughput Barrels

	Three Months Ended March 31,
	2023	2022
Total throughput barrels per day	196,494	197,344
Days in the period	90	90
Total throughput barrels	17,684,480	17,760,998

Reconciliation of Petroleum Segment Refining Margin per Total Throughput Barrel

	Three Months Ended March 31,
(in millions, except for per throughput barrel data)	2023	2022
Refining margin	$411	$297
Divided by: total throughput barrels	18	18
Refining margin per total throughput barrel	$23.24	$16.75

Reconciliation of Petroleum Segment Refining Margin Adjusted for Inventory Valuation Impacts per Total Throughput Barrel

	Three Months Ended March 31,
(in millions, except for throughput barrel data)	2023	2022
Refining margin adjusted for inventory valuation impacts	$423	$164
Divided by: total throughput barrels	18	18
Refining margin adjusted for inventory valuation impacts per total throughput barrel	$23.91	$9.24

Reconciliation of Petroleum Segment Direct Operating Expenses per Total Throughput Barrel

	Three Months Ended March 31,
(in millions, except for throughput barrel data)	2023	2022
Direct operating expenses (exclusive of depreciation and amortization)	$104	$99
Divided by: total throughput barrels	18	18
Direct operating expenses per total throughput barrel	$5.90	$5.57

Reconciliation of Nitrogen Fertilizer Segment Net Income to EBITDA and Adjusted EBITDA

	Three Months Ended March 31,
(in millions)	2023	2022
Nitrogen fertilizer net income	$102	$94
Interest expense, net	7	10
Depreciation and amortization	15	19
Nitrogen Fertilizer EBITDA and Adjusted EBITDA	$124	$123

Reconciliation of Total Debt and Net Debt and Finance Lease Obligations to EBITDA Exclusive of Nitrogen Fertilizer

(in millions)	Twelve Months Ended March 31, 2023
Total debt and finance lease obligations (1)	$1,590
Less:
Nitrogen Fertilizer debt and finance lease obligations (1)	$547
Total debt and finance lease obligations exclusive of Nitrogen Fertilizer	1,043

EBITDA exclusive of Nitrogen Fertilizer	$893

Total debt and finance lease obligations to EBITDA exclusive of Nitrogen Fertilizer	1.17

Consolidated cash and cash equivalents	$601
Less:
Nitrogen Fertilizer cash and cash equivalents	121
Cash and cash equivalents exclusive of Nitrogen Fertilizer	480

Net debt and finance lease obligations exclusive of Nitrogen Fertilizer (2)	$563

Net debt and finance lease obligations to EBITDA exclusive of Nitrogen Fertilizer (2)	0.63

(1)Amounts are shown inclusive of the current portion of long-term debt and finance lease obligations.
(2)Net debt represents total debt and finance lease obligations exclusive of cash and cash equivalents.

	Three Months Ended				Twelve Months Ended March 31, 2023
(in millions)	June 30, 2022	September 30, 2022	December 31, 2022	March 31, 2023
Consolidated
Net income	$239	$80	$172	$259	$750
Interest expense, net	23	19	18	18	78
Income tax expense	66	7	50	56	179
Depreciation and amortization	73	75	73	68	289
EBITDA	$401	$181	$313	$401	$1,296

Nitrogen Fertilizer
Net income (loss)	$118	$(20)	$95	$102	$295
Interest expense, net	8	8	8	7	31
Depreciation and amortization	21	22	19	15	77
EBITDA	$147	$10	$122	$124	$403

EBITDA exclusive of Nitrogen Fertilizer	$254	$171	$191	$277	$893

(1)Due to rounding, numbers within this table may not add or equal to totals presented.